Walmart revenue up 7.3% globally with broad-based strength across segments
Walmart U.S. grew comp sales1 8.3%, with eCommerce growth of 17%
Q4 FY23 GAAP EPS of $2.32; Adjusted EPS2 of $1.71
Company provides outlook for Q1 and FY24

Fourth-quarter highlights

Walmart delivered strong revenue growth globally with strength in stores and eCommerce. Total revenue was $164.0 billion, up 7.3%, or 7.9% in constant currency[2].
“We’re excited about our momentum. The team delivered a strong quarter to finish the year, and as our results in the last two quarters show, they acted quickly and aggressively to address the inventory and cost challenges we faced last year. We built momentum in the third quarter and that continues. We are well-positioned to start this fiscal year.”

Doug McMillon
President and CEO, Walmart

Walmart U.S. comp sales[1] grew 8.3% and 13.9% on a two-year stack. eCommerce growth was 17% and 18% on a two-year stack. Continued to gain market share in grocery.
Sam’s Club comp sales[1] increased 12.2%, and 22.6% on a two-year stack. Membership income increased 7.1% with member count at an all-time high.

Walmart International net sales were $27.6 billion, an increase of 2.1% and negatively affected by $0.9 billion from currency fluctuations, while constant currency sales were $28.5 billion, an increase of 5.5%. Walmex, China, and Canada led the way.

Global advertising business[3] grew over 20%, led by 41% growth at Walmart Connect in the U.S.
Consolidated gross profit rate declined 83 basis points, primarily due to markdowns and mix of sales.

Consolidated operating expenses as a percentage of net sales decreased 44 basis points primarily due to strong sales growth and lower Covid-related costs, partially offset by reorganization and restructuring charges incurred in the International segment.

Consolidated operating income was $5.6 billion, a decrease of 5.5%, including the charges described above. Adjusted operating income[2] was $6.4 billion, an increase of 6.9%.
GAAP EPS of $2.32; Adjusted EPS[2] of $1.71 excludes the effects of $1.16 from net gains on equity and other investments and $0.55 from charges related to reorganization and restructuring.
Full-year highlights

Total revenue was $611.3 billion, up 6.7%, negatively affected by $5.0 billion related to divestitures. Excluding currency[2], total revenue would have increased 7.4% to $615.1 billion.
Walmart U.S. comp sales[1] increased 6.6% and 13.0% on a two-year stack.
Walmart U.S. eCommerce sales grew 12% and 23% on a two-year stack.
Sam’s Club comp sales[1] increased 10.5% and 20.3% on a two-year stack. Membership income increased 8.6%.
Walmart International net sales were flat and operating income declined 21.1%. Net sales grew 9.0% and adjusted operating income[2] grew 8.9% for retained markets[4] on a constant currency basis.
Global advertising business[3] grew nearly 30% to reach $2.7 billion, led by Walmart Connect in the U.S. and Flipkart Ads.
The company generated $29.1 billion in operating cash flow and returned $16.0 billion to shareholders through dividends and share repurchases.
GAAP EPS of $4.27; Adjusted EPS[2] of $6.29.
1 Comp sales for the 13-week and 52-week periods ended January 27, 2023 compared to the 13-week and 52-week periods ended January 28, 2022, and excludes fuel. See Supplemental Financial Information for additional information.
2 See additional information at the end of this release regarding non-GAAP financial measures.
3 Our global advertising business is recorded either in net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
4 Retained markets exclude our operations in the U.K. and Japan which were sold in the first quarter of fiscal 2022. Net sales and operating income in these markets were $5.0 billion and $0.3 billion, respectively, for the first quarter of fiscal 2022.

NYSE: WMT	February 21, 2023	stock.walmart.com

Key results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

	Q4 FY23	Q4 FY22	Change		FY23	FY22	Change
Revenue	$164.0	$152.9	$11.2	7.3%	$611.3	$572.8	$38.5	6.7%
Revenue (constant currency)[1]	$165.0	$152.9	$12.1	7.9%	$615.1	$572.8	$42.3	7.4%
Operating income	$5.6	$5.9	-$0.3	-5.5%	$20.4	$25.9	-$5.5	-21.3%
Operating income (constant currency)[1]	$5.5	$5.9	-$0.4	-6.5%	$20.5	$25.9	-$5.5	-21.0%
Adjusted operating income (constant currency)[1]	$6.4	$6.0	$0.4	6.3%	$24.7	$26.1	-$1.4	-5.2%

Free Cash Flow[1]	FY23	$ Change	Returns to Shareholders	FY23	% Change
Operating cash flow	$29.1	$4.9	Dividends	$6.1	-0.6%
Capital expenditures	$16.9	$3.8	Share repurchases[2]	$9.9	1.4%
Free cash flow[1]	$12.2	$1.2	Total	$16.0	0.6%

Fiscal 2024 Q1 and full year guidance
The following guidance reflects the company’s expectations for the first quarter and fiscal year 2024 and is provided on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange translation and the changes in fair value of the Company’s equity investments. Growth rates reflect an adjusted basis for prior year results. The company’s fiscal year guidance is based on the following FY23 figures: Net sales of $605.9 billion, adjusted operating income1 of $24.6 billion, and adjusted EPS1 of $6.29.

Fiscal 2024 Q1 guidance

Metric	FY24 Q1 guidance
Consolidated net sales	Increase 4.5% to 5.0% constant currency
Consolidated operating income	Increase 3.5% to 4.0% constant currency, negatively impacted by 235 bps from LIFO
Adjusted earnings per share	$1.25 to $1.30, including an expected $0.03 impact from LIFO

Fiscal 2024 full year guidance

Metric	FY24 full year guidance
Consolidated net sales	Increase 2.5% to 3.0% constant currency
Walmart U.S. comp sales	Increase 2.0% to 2.5%, ex. fuel
Sam’s Club U.S. comp sales	Increase about 5.0%, ex. fuel
Walmart International net sales	Increase about 6.0% constant currency
Consolidated operating expenses	Increase slightly as a percentage of net sales constant currency
Consolidated operating income	Increase approximately 3.0% constant currency, negatively impacted by 100 bps from LIFO
Interest expense, net	Increase about $750 million, or a $0.20 headwind to EPS vs. last year
Effective tax rate	Range of 25.5% to 26.5%, or an $0.10 headwind to EPS vs. last year. The rate is expected to be more normalized than FY23, which benefited from discrete items
Noncontrolling interest	A $0.12 headwind to EPS vs. last year due to acquiring the remaining shares of Massmart, the purchase of Alert Innovation, and an expected stronger contribution from Walmex
Adjusted earnings per share	$5.90 to $6.05, including an expected $0.14 impact from LIFO
Capital expenditures	Flat to up slightly in total dollars versus last year with a focus on technology, supply chain, and customer-facing initiatives
1 See additional information at the end of this release regarding non-GAAP financial measures.
2 $19.3 billion remaining of $20 billion authorization approved in November 2022. The company repurchased approximately 74 million shares in fiscal 2023.

NYSE: WMT	February 21, 2023	stock.walmart.com

Segment results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

U.S.	Q4 FY23	Q4 FY22	Change		FY23	FY22	Change
Net sales	$113.7	$105.3	$8.5	8.0%	$420.6	$393.2	$27.3	6.9%
Comp sales (ex. fuel)[2]	8.3%	5.6%	NP	NP	6.6%	6.4%	NP	NP
Transactions	1.8%	3.1%	NP	NP	NP	NP	NP	NP
Average ticket	6.3%	2.4%	NP	NP	NP	NP	NP	NP
eCommerce contribution	~140 bps	~(80) bps	NP	NP	NP	NP	NP	NP
Operating income	$5.4	$5.2	$0.2	3.8%	$20.6	$21.6	-$1.0	-4.5%

	Q4 FY23	Q4 FY22	Change		FY23	FY22	Change
Net sales	$27.6	$27.0	$0.6	2.1%	$101.0	$101.0	$—	—%
Net sales (constant currency)[1]	$28.5	$27.0	$1.5	5.5%	$104.7	$101.0	$3.7	3.7%
Operating income	$0.3	$0.8	-$0.5	-65.3%	$3.0	$3.8	-$0.8	-21.1%
Operating income (constant currency)[1]	$0.2	$0.8	-$0.6	-72.1%	$3.0	$3.8	-$0.7	-19.4%
Adjusted operating income (constant currency)[1]	$1.1	$0.9	$0.2	16.9%	$3.9	$3.9	$—	0.8%

	Q4 FY23	Q4 FY22	Change		FY23	FY22	Change
Net sales	$21.4	$19.2	$2.2	11.3%	$84.3	$73.6	$10.8	14.7%
Comp sales (ex. fuel)[2]	12.2%	10.4%	NP	NP	10.5%	9.8%	NP	NP
Transactions	6.7%	7.0%	NP	NP	NP	NP	NP	NP
Average ticket	5.2%	3.2%	NP	NP	NP	NP	NP	NP
eCommerce contribution	~120 bps	~100 bps	NP	NP	NP	NP	NP	NP
Operating income	$0.5	$0.5	$0.0	-6.2%	$2.0	$2.3	-$0.3	-13.1%
1 See additional information at the end of this release regarding non-GAAP financial measures.
2 Comp sales for the 13-week and 52-week periods ended January 27, 2023 compared to the 13-week and 52-week periods ended January 28, 2022, and excludes fuel. See Supplemental Financial Information for additional information.
NP - Not provided

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, approximately 240 million customers and members visit more than 10,500 stores and numerous eCommerce websites in 20 countries. With fiscal year 2023 revenue of $611 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting https://corporate.walmart.com, on Facebook at https://facebook.com/walmart, on Twitter at https://twitter.com/walmart, and on LinkedIn at https://www.linkedin.com/company/walmart/.

Investor Relations contact Steph Wissink Stephanie.Wissink@walmart.com	Media Relations contact Randy Hargrove (800) 331-0085

NYSE: WMT	February 21, 2023	stock.walmart.com

Forward-Looking Statements
This release and related management commentary contains statements or may include or may incorporate by reference Walmart management’s guidance regarding adjusted earnings per share, consolidated net sales, consolidated operating income and consolidated adjusted operating income, consolidated operating expense, net interest expenses, noncontrolling interest, capital expenditures, share repurchases, Walmart’s effective tax rate for the fiscal year ending January 31, 2024, and comparable sales, among other items. Walmart believes such statements may be deemed to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Act") and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated, or one of our segment's or business’, economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, and other strategic decisions; our ability to successfully integrate acquired businesses; changes in the trading prices or fair value of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average transactions in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; commodity prices and the price of gasoline and diesel fuel; challenges with our supply chain, including disruptions and issues relating to inventory management; disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; our ability to respond to changing trends in consumer shopping habits; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events, global health epidemics or pandemics (such as the COVID-19 pandemic) and catastrophic events; and changes in generally accepted accounting principles in the United States.

Our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC discuss other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

NYSE: WMT	February 21, 2023	stock.walmart.com

Walmart Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Fiscal Year Ended
	January 31,			January 31,
(Amounts in millions, except per share data)	2023	2022	Percent Change	2023	2022	Percent Change
Revenues:
Net sales	$162,743	$151,525	7.4%	$605,881	$567,762	6.7%
Membership and other income	1,305	1,346	(3.0)%	5,408	4,992	8.3%
Total revenues	164,048	152,871	7.3%	611,289	572,754	6.7%
Costs and expenses:
Cost of sales	125,423	115,522	8.6%	463,721	429,000	8.1%
Operating, selling, general and administrative expenses	33,064	31,462	5.1%	127,140	117,812	7.9%
Operating income	5,561	5,887	(5.5)%	20,428	25,942	(21.3)%
Interest:
Debt	521	348	49.7%	1,787	1,674	6.8%
Finance lease obligations	89	79	12.7%	341	320	6.6%
Interest income	(103)	(47)	119.1%	(254)	(158)	60.8%
Interest, net	507	380	33.4%	1,874	1,836	2.1%
Loss on extinguishment of debt	—	—	—%	—	2,410	(100.0)%
Other (gains) and losses	(3,848)	725	NM	1,538	3,000	(48.7)%
Income before income taxes	8,902	4,782	86.2%	17,016	18,696	(9.0)%
Provision for income taxes	3,093	1,149	169.2%	5,724	4,756	20.4%
Consolidated net income	5,809	3,633	59.9%	11,292	13,940	(19.0)%
Consolidated net (income) loss attributable to noncontrolling interest	466	(71)	NM	388	(267)	NM
Consolidated net income attributable to Walmart	$6,275	$3,562	76.2%	$11,680	$13,673	(14.6)%

Net income per common share:
Basic net income per common share attributable to Walmart	$2.33	$1.29	80.6%	$4.29	$4.90	(12.4)%
Diluted net income per common share attributable to Walmart	$2.32	$1.28	81.3%	$4.27	$4.87	(12.3)%

Weighted-average common shares outstanding:
Basic	2,696	2,769		2,724	2,792
Diluted	2,707	2,782		2,734	2,805

Dividends declared per common share	$—	$—		$2.24	$2.20

NM = Not Meaningful

Walmart Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	January 31,	January 31,
(Amounts in millions)	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$8,885	$14,760
Receivables, net	7,933	8,280
Inventories	56,576	56,511
Prepaid expenses and other	2,521	1,519
Total current assets	75,915	81,070

Property and equipment, net	100,760	94,515
Operating lease right-of-use assets	13,555	13,758
Finance lease right-of-use assets, net	4,919	4,351
Goodwill	28,174	29,014
Other long-term assets	20,134	22,152
Total assets	$243,457	$244,860

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND EQUITY
Current liabilities:
Short-term borrowings	$372	$410
Accounts payable	54,002	55,261
Accrued liabilities	31,126	26,060
Accrued income taxes	727	851
Long-term debt due within one year	4,191	2,803
Operating lease obligations due within one year	1,473	1,483
Finance lease obligations due within one year	567	511
Total current liabilities	92,458	87,379

Long-term debt	34,649	34,864
Long-term operating lease obligations	12,828	13,009
Long-term finance lease obligations	4,843	4,243
Deferred income taxes and other	14,688	13,474

Commitments and contingencies

Redeemable noncontrolling interest	237	—

Equity:
Common stock	269	276
Capital in excess of par value	4,969	4,839
Retained earnings	83,135	86,904
Accumulated other comprehensive loss	(11,680)	(8,766)
Total Walmart shareholders’ equity	76,693	83,253
Nonredeemable noncontrolling interest	7,061	8,638
Total equity	83,754	91,891
Total liabilities, redeemable noncontrolling interest, and equity	$243,457	$244,860

Walmart Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Fiscal Year Ended
	January 31,
(Amounts in millions)	2023	2022
Cash flows from operating activities:
Consolidated net income	$11,292	$13,940
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	10,945	10,658
Net unrealized and realized losses	1,683	2,440
Losses on disposal of business operations	—	433
Deferred income taxes	449	(755)
Loss on extinguishment of debt	—	2,410
Other operating activities	1,919	1,652
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	240	(1,796)
Inventories	(528)	(11,764)
Accounts payable	(1,165)	5,520
Accrued liabilities	4,393	1,404
Accrued income taxes	(127)	39
Net cash provided by operating activities	29,101	24,181

Cash flows from investing activities:
Payments for property and equipment	(16,857)	(13,106)
Proceeds from the disposal of property and equipment	170	394
Proceeds from disposal of certain operations, net of divested cash	—	7,935
Payments for business acquisitions, net of cash acquired	(740)	(359)
Other investing activities	(295)	(879)
Net cash used in investing activities	(17,722)	(6,015)

Cash flows from financing activities:
Net change in short-term borrowings	(34)	193
Proceeds from issuance of long-term debt	5,041	6,945
Repayments of long-term debt	(2,689)	(13,010)
Premiums paid to extinguish debt	—	(2,317)
Dividends paid	(6,114)	(6,152)
Purchase of Company stock	(9,920)	(9,787)
Dividends paid to noncontrolling interest	(444)	(424)
Sale of subsidiary stock	66	3,239
Purchase of certain noncontrolling interest	(827)	—
Other financing activities	(2,118)	(1,515)
Net cash used in financing activities	(17,039)	(22,828)

Effect of exchange rates on cash, cash equivalents and restricted cash	(73)	(140)

Net decrease in cash, cash equivalents and restricted cash	(5,733)	(4,802)
Change in cash and cash equivalents reclassified from assets held for sale	—	1,848
Cash, cash equivalents and restricted cash at beginning of year	14,834	17,788
Cash, cash equivalents and restricted cash at end of year	$9,101	$14,834

Walmart Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	January 31,			January 31,
(dollars in millions)	2023	2022	Percent Change	2023	2022	Percent Change
Walmart U.S.	$113,744	$105,279	8.0%	$5,382	$5,183	3.8%
Walmart International	27,575	26,997	2.1%	289	832	-65.3%
Sam’s Club	21,424	19,249	11.3%	515	549	-6.2%
Corporate and support	—	—	—	(625)	(677)	-7.7%
Consolidated	$162,743	$151,525	7.4%	$5,561	$5,887	-5.5%

	Net Sales			Operating Income
	Fiscal Year Ended			Fiscal Year Ended
	January 31,			January 31,
(dollars in millions)	2023	2022	Percent Change	2023	2022	Percent Change
Walmart U.S.	$420,553	$393,247	6.9%	$20,620	$21,587	-4.5%
Walmart International	100,983	100,959	—%	2,965	3,758	-21.1%
Sam’s Club	84,345	73,556	14.7%	1,964	2,259	-13.1%
Corporate and support	—	—	—	(5,121)	(1,662)	208.1%
Consolidated	$605,881	$567,762	6.7%	$20,428	$25,942	-21.3%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	1/27/2023	1/28/2022	1/27/2023	1/28/2022	1/27/2023	1/28/2022
Walmart U.S.	8.4%	6.0%	8.3%	5.6%	0.1%	0.4%
Sam’s Club	11.9%	16.3%	12.2%	10.4%	-0.3%	5.9%
Total U.S.	8.9%	7.5%	8.8%	6.3%	0.1%	1.2%

	With Fuel		Without Fuel		Fuel Impact
	52 Weeks Ended		52 Weeks Ended		52 Weeks Ended
	1/27/2023	1/28/2022	1/27/2023	1/28/2022	1/27/2023	1/28/2022
Walmart U.S.	6.9%	6.8%	6.6%	6.4%	0.3%	0.4%
Sam’s Club	14.7%	15.3%	10.5%	9.8%	4.2%	5.5%
Total U.S.	8.2%	8.1%	7.1%	6.9%	1.1%	1.2%
Comparable sales is a metric that indicates the performance of our existing stores and clubs by measuring the change in sales for such stores and clubs, and it is important to review in conjunction with the company’s financial results reported in accordance with GAAP.  Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months and fiscal year ended January 31, 2023.

	Three Months Ended January 31, 2023				Fiscal Year Ended January 31, 2023
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2023	Percent Change[1]	2023	Percent Change[1]	2023	Percent Change[1]	2023	Percent Change[1]
Total revenues:
As reported	$27,966	2.2%	$164,048	7.3%	$102,604	0.1%	$611,289	6.7%
Currency exchange rate fluctuations	917	N/A	917	N/A	3,781	N/A	3,781	N/A
Constant currency total revenues	$28,883	5.6%	$164,965	7.9%	$106,385	3.8%	$615,070	7.4%

Net sales:
As reported	$27,575	2.1%	$162,743	7.4%	$100,983	—%	$605,881	6.7%
Currency exchange rate fluctuations	901	N/A	901	N/A	3,706	N/A	3,706	N/A
Constant currency net sales	$28,476	5.5%	$163,644	8.0%	$104,689	3.7%	$609,587	7.4%

Operating income:
As reported	$289	-65.3%	$5,561	-5.5%	$2,965	-21.1%	$20,428	-21.3%
Currency exchange rate fluctuations	(57)	N/A	(57)	N/A	64	N/A	64	N/A
Constant currency operating income	$232	-72.1%	$5,504	-6.5%	$3,029	-19.4%	$20,492	-21.0%
1 Change versus prior year comparable period.

Adjusted operating income
Adjusted operating income is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in operating income calculated in accordance with GAAP. Management believes that adjusted operating income is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted operating income affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance as compared with that of the prior year.
When we refer to adjusted operating income in constant currency, this means adjusted operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations. The table below reflect the calculation of adjusted operating income and adjusted operating income in constant currency for the three months and fiscal year ended January 31, 2023.

	Three Months Ended January 31,
	Walmart International		Consolidated
(Dollars in millions)	2023	2022	2023	2022
Operating income:
Operating income, as reported	$289	$832	$5,561	$5,887
Business reorganization and restructuring charges[1]	849	108	849	108
Adjusted operating income	1,138	940	6,410	5,995
Percent change[3]	21.1%	NP	6.9%	NP
Currency exchange rate fluctuations	(39)	—	(39)	—
Adjusted operating income, constant currency	$1,099	940	$6,371	5,995
Percent change[3]	16.9%	NP	6.3%	NP

	Fiscal Year Ended January 31,
	Walmart International		Consolidated
(Dollars in millions)	2023	2022	2023	2022
Operating income:
Operating income, as reported	$2,965	$3,758	$20,428	$25,942
Business restructuring and reorganization charges[1]	849	108	849	108
Opioid legal charges[2]	—	—	3,325	—
Adjusted operating income	3,814	3,866	24,602	26,050
Percent change[3]	(1.3)%	NP	(5.6)%	NP
Currency exchange rate fluctuations	82	—	82	—
Adjusted operating income, constant currency	$3,896	$3,866	$24,684	$26,050
Percent change[3]	0.8%	NP	(5.2)%	NP
1 Business reorganization and restructuring charges in the fourth quarter of fiscal 2023 primarily relate to compensation expenses incurred in connection with the strategic decisions made in the Walmart International segment. Business restructuring charges in the fourth quarter of fiscal 2022 primarily consist of severance and store closure related costs due to strategic decisions made in the Walmart International segment.
2 The opioid legal charges are recorded in Corporate and support.
3 Change versus prior year comparable period.
NP - Not provided

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Net cash provided by operating activities was $29.1 billion for the fiscal year ended January 31, 2023, which represents an increase of $4.9 billion when compared to the same period in the prior year. The increase is primarily due to moderated levels of inventory purchases, partially offset by a decline in operating income and the timing of certain payments. Free cash flow for the fiscal year ended January 31, 2023 was $12.2 billion, which represents an increase of $1.2 billion when compared to the same period in the prior year. The increase in free cash flow is due to the increase in operating cash flows described above, partially offset by an increase of $3.8 billion in capital expenditures to support our investment strategy.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Fiscal Year Ended
	January 31,
(Dollars in millions)	2023	2022
Net cash provided by operating activities	$29,101	$24,181
Payments for property and equipment (capital expenditures)	(16,857)	(13,106)
Free cash flow	$12,244	$11,075

Net cash used in investing activities[1]	$(17,722)	$(6,015)
Net cash used in financing activities	(17,039)	(22,828)
1 “Net cash used in investing activities” includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized and realized gains and losses on our equity and other investments each quarter because although the investments are strategic decisions for the company’s retail operations, management’s measurement of each strategy is primarily focused on the operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity and other investments. Accordingly, management adjusts EPS each quarter for the realized and unrealized gains and losses related to those equity investments.
We have calculated Adjusted EPS for the three months and fiscal year ended January 31, 2023 by adjusting EPS for the following:
1. unrealized gains and losses on the company’s equity and other investments;
2. the gain on sale of equity method investment in Brazil;
3. a discrete tax item;
4. opioid legal charges; and
5. business reorganization and restructuring charges in Walmart International.

	Three Months Ended January 31, 2023
Diluted earnings per share:
Reported EPS				$2.32

Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized (gains) and losses on equity and other investments	$(1.43)	$0.27	$—	$(1.16)
Business reorganization and restructuring charges	0.31	0.40	(0.16)	0.55
Net adjustments[4]				$(0.61)

Adjusted EPS[4]				$1.71

	Fiscal Year Ended January 31, 2023[4]
Diluted earnings per share:
Reported EPS				$4.27

Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized (gains) and losses on equity and other investments	$0.77	$(0.12)	$—	$0.65
Business reorganization and restructuring charges	0.31	0.39	(0.16)	0.54
Opioid legal charges	1.22	(0.17)	—	1.05
Gain on sale of equity method investment in Brazil	(0.16)	—	—	(0.16)
Discrete tax item	—	(0.06)	—	(0.06)
Net adjustments				$2.02

Adjusted EPS				$6.29
1 Tax impact calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions. Business reorganization and restructuring charges include tax amounts incurred on separation of Flipkart and PhonePe. No tax expense was incurred in connection with the gain on sale of equity method investment in Brazil.
2 The reported effective tax rate was 34.7% and 33.6% for the three months and fiscal year ended January 31, 2023, respectively. Adjusted for the above items, the effective tax rate was 21.7% and 24.7% for the three months and fiscal year ended January 31, 2023, respectively.
3 Calculated based on the ownership percentages of our noncontrolling interests.
4 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.

As previously disclosed in our fiscal year ended January 31, 2022 press release, we have calculated Adjusted EPS for the three months and fiscal year ended January 31, 2022 by adjusting EPS for the following: (1) unrealized and realized gains and losses on the company’s equity investments, (2) loss on extinguishment of debt, (3) the incremental loss on sale of our operations in the U.K and Japan recorded during the first quarter of fiscal 2022; and (4) business restructuring charges.

	Three Months Ended January 31, 2022
Diluted earnings per share:
Reported EPS				$1.28
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized and realized (gains) and losses on equity investments	$0.22	$(0.05)	0.02	$0.19
Business restructuring charges	0.08	(0.02)	—	0.06
Net adjustments				$0.25

Adjusted EPS				$1.53

	Fiscal Year Ended January 31, 2022[4]
Diluted earnings per share:
Reported EPS				$4.87
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized and realized (gains) and losses on equity investments	$0.87	$(0.18)	$0.02	$0.71
Loss on extinguishment of debt	0.86	(0.19)	—	0.67
Incremental loss on sale of our operations in the U.K. and Japan	0.15	—	—	0.15
Business restructuring charges	0.08	(0.02)	—	0.06
Net adjustments				$1.59

Adjusted EPS				$6.46

1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions. Minimal realizable tax benefit was provided in connection with the incremental loss on sale.
2 The reported effective tax rate was 24.0% and 25.4% for the three months and fiscal year ended January 31, 2022, respectively. Adjusted for the above items, the effective tax rate was 23.7% and 24.3% for the three months and fiscal year ended January 31, 2022, respectively.
3 Calculated based on the ownership percentages of our noncontrolling interests.
4 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.